EXHIBIT 99.1

Oil States Announces Second Quarter 2014 Earnings of $0.88 per Share Before Spin-Off Related Charges

HOUSTON, July 31, 2014 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income from continuing operations for the quarter ended June 30, 2014 of $47.6 million, or $0.88 per diluted share after-tax, before spin-off related charges totaling $110 million, or $1.33 per diluted share after-tax, associated with the spin-off of the Company's accommodations business, now named Civeo Corporation, on May 30, 2014.

A summary of the spin-off related charges follows:

  $100.4 million, or $1.22 per diluted share after-tax, from a loss incurred on debt extinguishment associated with the repurchase of the Company's senior notes completed in connection with the spin-off (due to the fair market value exceeding the carrying value of the senior notes) and the write-off of unamortized debt issue costs associated with the senior notes and the previous credit facility which was terminated.
  $9.6 million, or $0.11 per diluted share after-tax, from transaction and related costs incurred in connection with the spin-off of Civeo.

Historical results for Civeo and the tubular services segments have been reported as discontinued operations for all periods reported herein through the respective transaction closing dates (Civeo through May 30, 2014 and tubular services through September 6, 2013). For the second quarter of 2014, discontinued operations for Civeo included the allocation of transition costs, a portion of the interest expense associated with the senior notes and the write-off of deferred financing costs (associated with the Canadian portion of the terminated credit facility).

The Company generated revenues of $459.6 million and Adjusted EBITDA of $109.1 million (after elimination of $9.6 million of spin-off related charges summarized above) during the second quarter of 2014. These results compared to revenues of $390.8 million and Adjusted EBITDA of $88.8 million (after elimination of $4.5 million of acquisition and transaction costs) reported in the second quarter of 2013.

For the first half of 2014, the Company reported revenues of $864.8 million and Adjusted EBITDA of $202.0 million (after elimination of $11.0 million of spin-off related charges). The results for the first half of 2014 included $111.4 million, or $1.32 per diluted share after-tax, of spin-off related charges. For the first half of 2013, the Company reported revenues of $769.6 million and Adjusted EBITDA of $166.3 million (after elimination of $4.5 million of acquisition and transaction costs).

Excluding the spin-off related charges in the six months ended June 30, 2014, and the acquisition and transaction costs in the six months ended June 30, 2013, EBITDA would have increased 21% year-over-year as a result of strong demand for the Company's completion services business offerings, higher utilization of its land drilling rigs and increased sales of production facility and subsea products in the offshore products segment.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "We completed a major strategic initiative on May 30, 2014, culminating with the spin-off of Civeo into a separate, publicly traded company. Moving forward, we are excited about our opportunities to focus on technology-based solutions as a pure-play energy services company."

"Oil States reported strong second quarter results for both offshore products and well site services. Revenues, EBITDA and backlog in our offshore products segment reached new record levels. In addition, demand for our completion services business offerings remains strong as the number of unconventional wells and ensuing complexity continues to grow in North America. We are positioned very well in both segments to capture our share of expected growth in the markets we serve."

Income Taxes

The Company recognized an effective tax rate of 36.1% (benefit) in the second quarter of 2014 compared to 39.6% (provision) in the second quarter of 2013. The decrease in the effective tax rate from the prior year was largely the result of lower domestic earnings due to the loss incurred from the extinguishment of debt associated with the debt refinancings completed in conjunction with the spin-off of Civeo. Due to the fact that a significant portion of the Company's foreign income was derived from Civeo, the spin-off will have the effect of increasing the Company's effective tax rate in future periods from the rates reported in 2013 and 2012.

Financial Condition

The Company invested $43.3 million in capital expenditures related to continuing operations during the second quarter of 2014. Spending primarily related to the addition of incremental completion services equipment deployed to service the active U.S. shale plays along with ongoing facility expansions in the offshore products segment.

On May 28, 2014, the Company entered into a $600 million, 5-year revolving credit facility with a syndicate of banks. As of June 30, 2014, there was $181.9 million outstanding under the revolving credit facility. Total availability as of June 30, 2014 was $385.8 million (net of standby letters of credit totaling $32.3 million).

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from continuing operations for the second quarter of 2014 to the results from continuing operations for the second quarter of 2013. The historical results of operations of the accommodations and tubular services segments through the transaction closing dates have been reported as discontinued operations for all periods reported herein.)

Well Site Services

Well site services generated revenues of $208.9 million and EBITDA of $67.0 million, respectively, in the second quarter of 2014 compared to revenues and EBITDA of $186.4 million and $57.1 million, respectively, in the second quarter of 2013. Revenues and EBITDA increased 12% and 17% year-over-year, respectively, primarily due to an 8% year-over-year increase in the number of completion services jobs performed along with increased utilization in the land drilling business, which averaged 91% for the second quarter of 2014 compared with 77% for the second quarter of 2013.

Offshore Products

Offshore products generated record revenues and EBITDA of $250.7 million and $56.2 million, respectively, in the second quarter of 2014 compared to revenues and EBITDA of $204.4 million and $41.6 million, respectively, in the second quarter of 2013. Revenues and EBITDA increased 23% and 35% year-over-year, respectively, primarily due to higher revenue from production facility and subsea product sales along with increased demand for services worldwide.  This segment's results also benefited from the Quality Connector Systems acquisition that closed in December 2013. EBITDA margins increased to 22% in the second quarter of 2014 compared to 20% in the second quarter of 2013.  Backlog increased to a record $599 million at June 30, 2014 compared to $578 million reported at March 31, 2014.  Notable backlog additions during the second quarter included subsea connector products destined for Brazil, tension leg platform equipment for both the Gulf of Mexico and Southeast Asia, cranes for Southeast Asia, and proprietary connectors for the Caspian Sea.

Conference Call Information

The call is scheduled for Friday, August 1, 2014 at 11:00 am EDT, is being webcast and can be accessed from the Company's website at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (888) 895-5479 in the United States or by dialing +1 847 619 6250 internationally and using the passcode of 37748151. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 37748151.

About Oil States

Oil States International, Inc. is an energy services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2013 filed by Oil States with the Securities and Exchange Commission on February 25, 2014.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2014	2013	2014	2013

Revenues	$ 459,607	$390,789	$ 864,844	$ 769,649

Costs and expenses:
Cost of sales and services	307,908	265,829	580,280	533,769
Selling, general and administrative expenses	43,039	36,931	84,447	72,069
Depreciation and amortization expense	31,107	26,605	61,894	51,829
Other operating expense	10,008	4,086	11,412	2,349
	392,062	333,451	738,033	660,016
Operating income	67,545	57,338	126,811	109,633

Interest expense	(5,853)	(10,092)	(13,898)	(20,147)
Interest income	146	163	261	301
Loss on extinguishment of debt	(100,410)	--	(100,410)	--
Equity in earnings (losses) of unconsolidated affiliates	122	(95)	218	(831)
Other income	688	486	2,119	1,148
Income (loss) from continuing operations before income taxes	(37,762)	47,800	15,101	90,104
Income tax (expense) benefit	13,646	(18,924)	(4,496)	(32,611)
Net income (loss)from continuing operations	(24,116)	28,876	10,605	57,493
Net income from discontinued operations, net of tax	16,242	47,660	53,037	121,250
Net income (loss)	(7,874)	76,536	63,642	178,743
Less: Net income attributable to noncontrolling interest	6	11	18	29
Net income (loss) attributable to Oil States International, Inc.	$ (7,880)	$ 76,525	$ 63,624	$ 178,714

Net income (loss) attributable to Oil States International, Inc.:
Continuing operations	$ (24,122)	$ 28,865	$ 10,587	$ 57,464
Discontinued operations	16,242	47,660	53,037	121,250
Net income (loss) attributable to Oil States International, Inc.	$ (7,880)	$ 76,525	$ 63,624	$ 178,714

Basic net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ (0.45)	$ 0.52	$ 0.20	$ 1.04
Discontinued operations	0.30	0.87	0.98	2.21
Net income (loss)	$ (0.15)	$ 1.39	$ 1.18	$ 3.25

Diluted net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$ (0.45)	$ 0.52	$ 0.20	$ 1.04
Discontinued operations	0.30	0.86	0.98	2.18
Net income (loss)	$ (0.15)	$ 1.38	$ 1.18	$ 3.22

Weighted average number of common shares outstanding:
Basic	53,090	55,061	53,189	54,935
Diluted	53,090	55,582	53,486	55,477

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	JUNE 30,	DECEMBER 31,
ASSETS	2014	2013
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$ 64,895	$ 599,306
Accounts receivable, net	460,664	620,333
Inventories, net	247,905	266,552
Prepaid expenses and other current assets	57,660	39,716
Total current assets	831,124	1,525,907

Property, plant, and equipment, net	602,640	1,902,789
Goodwill, net	253,837	513,650
Other intangible assets, net	53,743	133,531
Other noncurrent assets	24,199	55,384
Total assets	$ 1,765,543	$ 4,131,261

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 104,221	$ 149,079
Accrued liabilities	72,790	132,046
Income taxes	8,229	32,679
Current portion of long-term debt and capitalized leases	527	529
Deferred revenue	34,516	50,366
Other current liabilities	15,398	9,137
Total current liabilities	235,681	373,836

Long-term debt and capitalized leases (1)	188,361	972,692
Deferred income taxes	26,108	122,821
Other noncurrent liabilities	16,079	36,618
Total liabilities	466,229	1,505,967

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 60,759,085 shares and 59,777,766 shares issued, respectively, and 54,302,476 shares and 54,767,284 shares outstanding, respectively	608	592
Additional paid-in capital	666,799	637,438
Retained earnings	1,021,105	2,320,453
Accumulated other comprehensive income (loss)	1,290	(85,675)
Common stock held in treasury at cost, 6,456,609 and 5,010,482 shares, respectively	(390,672)	(249,391)
Total Oil States International, Inc. stockholders' equity	1,299,130	2,623,417
Noncontrolling interest	184	1,877
Total stockholders' equity	1,299,314	2,625,294
Total liabilities and stockholders' equity	$ 1,765,543	$ 4,131,261

 (1) As of June 30, 2014, the Company had approximately $385.8 million available under its revolving credit facility.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONTINUING AND DISCONTINUED OPERATIONS
(In Thousands)

	SIX MONTHS ENDED JUNE 30,
	2014	2013

Cash flows from operating activities:
Net income	$ 64,209	$ 179,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	129,445	135,537
Deferred income tax provision	8,929	(538)
Excess tax benefits from share-based payment arrangements	(4,585)	(5,329)
Provision for loss on receivables	2,330	1,555
Non-cash compensation charge	15,470	13,133
Amortization of deferred financing costs	2,703	4,041
Loss on extinguishment of debt	103,865	--
Other, net	876	(687)
Changes in operating assets and liabilities, net of effect from acquired businesses and net assets of Civeo that were distributed to stockholders:
Accounts receivable	(15,502)	73,965
Inventories	(5,313)	(2,059)
Accounts payable and accrued liabilities	(20,103)	(29,774)
Taxes payable	(85,893)	2,618
Other operating assets and liabilities, net	12,310	(12,933)
Net cash flows provided by operating activities	208,741	358,982

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(203,417)	(240,423)
Proceeds from disposition of property, plant and equipment	3,640	2,633
Other, net	(839)	(227)
Net cash flows used in investing activities	(200,616)	(238,017)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	181,928	(47,901)
Term borrowings of Civeo	775,000	--
Repayment of 6 1/2% senior notes	(630,307)	--
Repayment of 5 1/8% senior notes	(419,794)	--
Term loan repayments	--	(92,762)
Cash balances of Civeo in Spin-Off	(298,536)	--
Issuance of common stock from share-based payment arrangements	7,962	10,388
Purchase of treasury stock	(143,714)	(1,485)
Excess tax benefits from share-based payment arrangements	4,585	5,329
Payment of financing costs	(12,525)	(203)
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(4,964)	(3,722)
Other, net	(261)	(207)
Net cash flows used in financing activities	(540,626)	(130,563)

Effect of exchange rate changes on cash	(1,910)	(17,717)
Net change in cash and cash equivalents	(534,411)	(27,315)
Cash and cash equivalents, beginning of period	599,306	253,172

Cash and cash equivalents, end of period	$ 64,895	$ 225,857

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues
Completion services	$155,655	$142,171	$302,116	$279,537
Drilling services	53,263	44,212	99,827	84,416

Well site services	208,918	186,383	401,943	363,953
Offshore products	250,689	204,406	462,901	405,696
Total revenues	$459,607	$390,789	$864,844	$769,649

EBITDA (A)
Completion services (1)	$51,288	$43,691	$101,411	$87,713
Drilling services	15,667	13,377	28,633	23,367

Well site services	66,955	57,068	130,044	111,080
Offshore products	56,180	41,642	99,317	77,404
Corporate and eliminations (2)	(23,679)	(14,387)	(38,337)	(26,734)
Total EBITDA	$99,456	$84,323	$191,024	$161,750

Operating income / (loss)
Completion services (1)	$32,472	$27,491	$63,517	$56,150
Drilling services	8,739	7,133	14,534	11,213

Well site services	41,211	34,624	78,051	67,363
Offshore products	50,261	37,329	87,609	69,465
Corporate and eliminations (2)	(23,927)	(14,615)	(38,849)	(27,195)
Total operating income	$67,545	$57,338	$126,811	$109,633

(1) The EBITDA and operating income for completion services segment for the three and six months ended June 30, 2013 were negatively impacted by $3.0 million from an increase in an acquisition related contingent liability.

(2) The EBITDA and operating expense related to the Company's corporate function for the three and six months ended June 30, 2014 included transaction costs of $9.6 million and $11.0 million, respectively. These costs primarily related to activities associated with the spin-off of Civeo.

EBITDA and operating expense related to the Company's corporate function for the three and six months ended June 30, 2013 included transaction costs of $1.5 million. These costs primarily related to activities associated with the spin-off of Civeo.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income (loss) from continuing operations	($24,122)	$28,865	$10,587	$57,464
Income tax provision (benefit)	(13,646)	18,924	4,496	32,611
Depreciation and amortization	31,107	26,605	61,894	51,829
Interest income	(146)	(163)	(261)	(301)
Interest expense	5,853	10,092	13,898	20,147
Loss on extinguishment of debt	100,410	--	100,410	--
EBITDA (A)	$99,456	$84,323	$191,024	$161,750

Adjustments to EBITDA:	9,644	4,456	11,020	4,545
Adjusted EBITDA	$109,100	$88,779	$202,044	$166,295

(A) The term EBITDA and Adjusted EBITDA consists of net income from continuing operations plus interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The table above sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended June 30,
	2014	2013

Supplemental operating data:

Offshore products backlog ($ in millions)	$599.4	$561.3

Completion services job tickets	13,359	12,423
Average revenue per ticket ($ in thousands)	$11.7	$11.4

Land drilling operating statistics:
Average rigs available	34	34
Utilization	90.5%	77.4%
Implied day rate ($ in thousands per day)	$19.0	$18.5
Implied daily cash margin ($ in thousands per day)	$5.8	$6.0
CONTACT: Company Contact:
         Lloyd A. Hajdik
         Oil States International, Inc.
         Senior Vice President, Chief Financial Officer
         and Treasurer
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         Investor Relations
         713-470-4860